Date :  4th April 2011

Subject: Amendment to Asset Exchange Agreement

In reference to the Asset Exchange Agreement dated 8th April 2010, and referring to item No. 2 in the agreement, it has been agreed between Value Suisse Investments AG (Switzerland) and Value Suisse International Investments Inc to

-	Unrestrict the shares owned by Value Suisse Investments AG in Value Suisse International Investments.

-	Change Clause No. 2 in the asset exchange agreement to read as follows :

“Transfer of Value Suisse Delaware Shares. At the Closing, Value Suisse Delaware shall deliver to Value Suisse AG or its order one or more certificates aggregating 18,000,000 shares of the voting common stock of Value Suisse Delaware, $.0001 par value per share, fully paid and non-assessable, valued at $0.10 USD per share, as payment in full for the transfer of assets by Value Suisse AG under this agreement. “

IN WITNESS whereof this Agreement has been duly executed this day the 4th April 2011:

Value Suisse International Investments Inc	Value Suisse Investments AG (Switzerland)

/s/ Shira Pileggi	/s/ Mohammed AbuTaha